EXHIBIT 10.1

Phoenix International Ventures Inc. announces a new $125,000 from USAF, relocation of its operations and the beginning of trading on OTC.BB

Tuesday October 2, 2007

Carson City, Nevada -- (Marketwire – October 2, 2007) - Phoenix International Ventures Inc. (OTCBB: PIVN), announced today that it’s wholly owned subsidiary, Phoenix Aerospace Inc. has received a $125,000 purchase order to deliver parts and components to the United States Air Force.

Phoenix International Ventures Inc. further announces, as of September 30, 2007, it will relocate its corporate and operations to a new address; 42 Carry Way, Suite 1,Carson City, NV 89706. The new location is in a federal certified, Highly Underutilized Business Zone (or HUB zone). Businesses which operate in a HUB zones, adhere to certain requirements and are certified by the federal government are potentially entitled to certain government incentives.

Commenting on the recent events, Phoenix International Ventures Inc.’s CEO, Mr. Zahir Teja said "We’re encouraged by the continued stream of orders from the USAF. We are proud to have the USAF as one of our major customer” On the relocation Mr. Teja commented “We’re happy that while staying at our home in Carson City, we can move to a location that can benefit the company and the zone."

Phoenix International Ventures Inc. also announced today that as of Friday the 21 of September the company’s shares began to trade on the OTC Bulletin Board under the symbol PIVN.

Commenting on the beginning of trading on the OTC Bulletin Board, Phoenix International Ventures Inc.’s Vice President, Mr. Neev Nissenson, said “We’re delighted to begin trading on the OTC Bulletin Board system. We feel that the coupling of the company’s achievements with access to the financial market will propel the company to meet its potential and create value for our shareholders.”

About Phoenix International Ventures Inc.

Phoenix International Ventures, Inc. of Carson City, Nevada, was established in order to acquire and develop business in the defense and aerospace market. The company has acquired 100% of Phoenix Aerospace Inc. which specializes in manufacturing, remanufacturing and upgrading of Ground Support Equipment (GSE) which is primarily used to support military aircraft.

Certain statements in this news release by Phoenix International Ventures Inc. are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is subject to risk and uncertainty. Certain statements in this Press Release may contain forward-looking information that involves risk and uncertainty, including but not limited to, the Company's ability to fund ongoing operations and to complete its obligations under the government and/or customer contract and its other ongoing commitments. Future results and trends depend on a variety of factors, including the Company's successful execution of internal performance plans; product development and performance; government bid and funding availability uncertainty; other regulatory uncertainties; performance issues with key suppliers and subcontractors; and the ability to adequately finance operations including meeting its debt obligations, fund manufacturing and delivery of products.

Contact:
Neev Nissenson
neev@phxaero.com

Website: www.phxaero.com